UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 24, 2009

FISHER COMMUNICATIONS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	000-22439	91-0222175
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Fourth Avenue N., Suite 510, Seattle, Washington		98109
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-404-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2009, as a result of its regular review of compensation practices, Fisher Communications, Inc. (the "Company") entered into an amended and restated change of control agreement with Colleen B. Brown, the Company’s President and Chief Executive Officer; and new change of control agreements with Robert I. Dunlop, Senior Vice President, Operations; Joseph L. Lovejoy, Senior Vice President and Chief Financial Officer; and three other Company executives (collectively with Ms. Brown’s agreement, the "Agreements"). Ms. Brown’s existing change in control severance agreement with the Company (the "Prior Agreement") was amended and restated in its entirety to make its form generally consistent with the Agreements for the other Company executives and to add a target bonus component to the potential payment pursuant to her Agreement, as described below. The Agreements have a "double-trigger," which means that they only provide for payments to each executive if there is a change of control of the Company followed by a termination of the executive’s employment under certain circumstances, as more fully described below.

The Agreements were approved by both the Company’s Compensation Committee and its Board of Directors. In designing and approving the Agreements, the Compensation Committee worked with its independent compensation consultant and concluded that reasonable executive change of control arrangements are common and are an important tool for retaining executive talent, which helps to maintain leadership stability.

The following summary of the material terms of the Agreements is qualified in its entirety by reference to the Agreement executed by Ms. Brown, filed herewith as Exhibit 10.1, and the form of the Agreements executed by each of Messrs. Lovejoy and Dunlop and three other Company executives, filed herewith as Exhibit 10.2.

Each Agreement provides for the continuing employment of the executive for 18 months after a Change of Control (as defined in the Agreement) on terms and conditions no less favorable than those in effect before the Change of Control. Severance benefits are payable only if the executive’s employment is terminated by the Company or its acquirer without Cause (as defined in the Agreement) or if the executive terminates his or her own employment for Good Reason (as defined in the Agreement) during the 18-month period after a Change of Control. As defined in the Agreement, a Change of Control generally includes:

- certain changes to the composition of the Company’s Board of Directors;

- the acquisition by any individual, entity or group of 35% or more (if not approved by the Company's Board of Directors) or 40% or more (if approved by the Company's Board of Directors) of the Company’s outstanding common stock or the combined voting power of the Company's outstanding voting securities;

- certain corporate transactions involving the Company, such as a reorganization, merger or consolidation; or

- a complete liquidation or dissolution of the Company or certain sales or other dispositions of all or substantially all of the Company’s assets.

In the event of a qualifying termination, (i) Ms. Brown would be entitled to a severance payment equal to two times her then current annual salary, plus an amount equal to her then current target cash bonus; and (ii) each of the other executives would be entitled to a severance payment equal to one times his or her then current annual salary, plus an amount equal to his or her then current target cash bonus. Ms. Brown’s Prior Agreement provided for a severance payment equal to two times her annual salary.

The Agreements do not contain a "parachute" excise tax gross-up provision. Rather, each Agreement provides that if it is determined that certain of an executive's payments or benefits will be subject to any "parachute" excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar or successor provision, certain of the executive's payments or benefits will be reduced by the Company to the extent necessary to prevent any such payments or benefits from being an "excess parachute payment" (within the meaning of Section 280G of the Code). To receive any payments under the Agreements, executives must execute a general release and waiver of any and all claims against the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Amended and Restated Change of Control Agreement executed by Colleen B. Brown

10.2 Form of Change of Control Agreement executed by Company Executives

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISHER COMMUNICATIONS, INC.

August 28, 2009	By:	/s/ Joseph L. Lovejoy

Name: Joseph L. Lovejoy
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Change of Control Agreement executed by Colleen B. Brown
10.2	Form of Change of Control Agreement executed by Company Executives